Exhibit 4.1
American International Group, Inc.
Description of Registrant’s Securities
As of December 31, 2023, AIG had the following classes of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”): (i) our common stock; (ii) depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 5.85% non-cumulative perpetual preferred stock, Series A (the “Series A Preferred Stock”)1; and (iii) 4.875% Series A-3 Junior Subordinated Debentures. All of our registered securities are listed on the New York Stock Exchange.
I. Common Stock, Par Value $2.50 Per Share
The following description of the Company’s common stock and the relevant provisions of the Company’s amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified in their entirety by reference to the Company’s amended and restated certificate of incorporation and amended and restated bylaws.
General
Under our amended and restated certificate of incorporation, we are authorized to issue 5,000,000,000 shares of common stock a par value of $2.50 per share. All of the outstanding shares of our common stock are fully paid and nonassessable.
Dividends
Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends.
Ranking
Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, in the event of dissolution of AIG, the holders of common stock are entitled to share ratably in all assets legally available for distribution to our stockholders.
Voting Rights
Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors (except for preferred stock directors, as defined below under “Description of Preferred Stock-Voting Rights-Right to Elect Two Directors on Nonpayment of Dividends”). Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Authorized but unissued shares of common stock may be issued without shareholder approval, subject to NYSE listing rules.
1 On January 31, 2024, we announced that we will redeem all of the 20,000 outstanding shares of the Series A Preferred Stock and all 20,000,000 of the corresponding Depositary Shares, each representing a 1/1,000th interest in a share of Series A Preferred Stock, on March 15, 2024. The redemption price per share of Series A Preferred Stock will be $25,000 (equivalent to $25.00 per Depositary Share).

Certification
AIG has adopted direct company registration of its common stock. Holders of shares of common stock will not receive stock certificates evidencing their share ownership. Instead, they are provided with a statement reflecting the number of shares registered in their accounts.
The transfer agent for our common stock is Equiniti Trust Company, as successor to Wells Fargo Shareowner Services, a former division of Wells Fargo Bank, N.A.
II. Depositary Shares (each representing a 1/1000th interest in a share of Series A 5.85% Non-Cumulative Perpetual Preferred Stock)2
The following description of our Series A 5.85% Non-Cumulative Perpetual Preferred Stock (“Series A Preferred Stock”) and the Depositary Shares (each representing a 1/1000th interest in a share of Series A Preferred Stock, the “Depositary Shares”) is a summary and does not purport to be complete. It is qualified in its entirety by reference to the Company’s amended and restated certificate of incorporation and amended and restated bylaws and the certificate of designations with respect to the Series A Preferred Stock.
Description of the Preferred Stock
General
Under our amended and restated certificate of incorporation, we have authority to issue up to 100,000,000 shares of serial preferred stock, par value $5.00 per share. Our board of directors (or a duly authorized committee of the board) is authorized without further stockholder action to cause the issuance of shares of preferred stock, including the Series A Preferred Stock.
Any additional preferred stock may be issued from time to time in one or more series, each with such voting powers, such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as our board (or a duly authorized committee of the board) may determine prior to the time of issuance. We have the right to create and issue additional classes or series of stock ranking equally with or junior to the Series A Preferred Stock as to dividends and distribution of assets upon our liquidation, dissolution, or winding up without the consent of the holders of the Series A Preferred Stock, or the holders of the related Depositary Shares
The Series A Preferred Stock represents a single series of our authorized preferred stock. Shares of Series A Preferred Stock are fully paid and nonassessable.
The Series A Preferred Stock do not have any preemptive rights and is not convertible into, or exchangeable for, property or shares of our common stock or any other class or series of our other securities and is not subject to any sinking fund or any other obligation of us for their repurchase or retirement.
2 On January 31, 2024, we announced that we will redeem all of the 20,000 outstanding shares of the Series A Preferred Stock and all 20,000,000 of the corresponding Depositary Shares, each representing a 1/1,000th interest in a share of Series A Preferred Stock, on March 15, 2024. The redemption price per share of Series A Preferred Stock will be $25,000 (equivalent to $25.00 per Depositary Share).

The number of authorized shares of the Series A Preferred Stock initially was 20,000 and the “stated amount” per share is $25,000. The number of authorized shares may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock, excluding shares of any other series of preferred stock authorized at the time of such increase) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by resolution of the board (or a duly authorized committee of the board), without the vote or consent of the holders of the Series A Preferred Stock. Shares of Series A Preferred Stock that are redeemed, purchased or otherwise acquired by us will be cancelled and will revert to authorized but unissued shares of preferred stock undesignated as to series.
Ranking
With respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding up, the Series A Preferred Stock ranks:

•	senior to our common stock and any class or series of our stock that ranks junior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up (for purposes of this section, together with our common stock, “junior stock”);
•	senior to or on a parity with each other series of our preferred stock we may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least two thirds of the shares of the Series A Preferred Stock at the time outstanding and entitled to vote, voting together with any other series of preferred stock that would be adversely affected by such issuance substantially in the same manner and entitled to vote as a single class in proportion to their respective stated amounts) with respect to the payment of dividends and distributions of assets upon any voluntary or involuntary liquidation, dissolution or winding up of AIG; and
•	junior to all existing and future indebtedness and other non-equity claims on us.
Dividends
Holders of the Series A Preferred Stock are entitled to receive, when, as and if declared by our board (or a duly authorized committee of the board), but only out of funds legally available therefor, noncumulative cash dividends at the annual rate of 5.85% of the stated amount per share, and no more, payable quarterly in arrears on the fifteenth day of March, June, September and December, respectively, in each year (for purposes of this section, each, a “dividend payment date”), with respect to the dividend period (or portion thereof) ending on the day preceding such respective dividend payment date, to holders of record on the 15th calendar day before such dividend payment date or such other record date not more than 30 nor less than 10 days preceding such dividend payment date fixed for that purpose by our board (or a duly authorized committee of the board) in advance of payment of each particular dividend. The amount of the dividend per share of the Series A Preferred Stock for each dividend period (or portion thereof) is calculated on the basis of a 360-day year consisting of twelve 30-day months. If any dividend payment date is not a business day, the applicable dividend will be paid on the first business day following that day without adjustment. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series A Preferred Stock.
For purposes of this section, “dividend period” means each period commencing on (and including) a dividend payment date and continuing to (but not including) the next succeeding dividend payment date.
For purposes of this section, a “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

Dividends on shares of the Series A Preferred Stock are not cumulative and are not mandatory. If our board (or a duly authorized committee of the board) does not declare a dividend on the Series A Preferred Stock in respect of a dividend period, then holders of the Series A Preferred Stock will not be entitled to receive any dividends not declared by the board (or a duly authorized committee of the board) and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared, whether or not our board (or a duly authorized committee of the board) declares a dividend on the Series A Preferred Stock or any other series of our preferred stock or on our common stock for any future dividend period.
Restrictions on Dividends, Redemption and Repurchases

So long as any share of the Series A Preferred Stock remains outstanding, unless dividends on all outstanding shares of the Series A Preferred Stock for the most recently completed dividend period have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment, no dividend may be declared or paid or set aside for payment, and no distribution may be made, on any junior stock, including our common stock, other than a dividend payable solely in stock that ranks junior to the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of AIG.
If our board (or a duly authorized committee of the board) elects to declare only partial instead of full dividends for a dividend payment date and related dividend period on the shares of Series A Preferred Stock or any class or series of our stock that ranks on a parity with the Series A Preferred Stock in the payment of current dividends (“dividend parity stock”), then to the extent permitted by the terms of the Series A Preferred Stock and each outstanding series of dividend parity stock such partial dividends will be declared on shares of the Series A Preferred Stock and dividend parity stock, and dividends so declared will be paid, as to any such dividend payment date and related dividend period in amounts such that the ratio of the partial dividends declared and paid on each such series to full dividends on each such series is the same. As used in this paragraph, “full dividends” means, as to any dividend parity stock that bears dividends on a cumulative basis, the amount of dividends that would need to be declared and paid to bring such dividend parity stock current in dividends, including undeclared dividends for past dividend periods. To the extent a dividend period with respect to the Series A Preferred Stock or any series of dividend parity stock (in either case, the “first series”) coincides with more than one dividend period with respect to another series as applicable (in either case, a “second series”), for purposes of the immediately preceding sentence, our board (or a duly authorized committee of the board) may, to the extent permitted by the terms of each affected series, treat such dividend period for the first series as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the second series, or may treat such dividend period(s) with respect to any dividend parity stock and dividend period(s) with respect to the Series A Preferred Stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such dividend parity stock and the Series A Preferred Stock.
Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by our board (or a duly authorized committee of the board) may be declared and paid on any common stock or junior stock from time to time out of any funds legally available therefor, and the shares of Series A Preferred Stock will not be entitled to participate in any such dividend.

•	as a result of (x) a reclassification of junior stock, or (y) the exchange or conversion of one share of junior stock for or into another share of stock that ranks junior to the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of AIG; or
•	through the use of the proceeds of a substantially contemporaneous sale of other shares of stock that ranks junior to the Series A Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of AIG.
Redemption
The Series A Preferred Stock is perpetual and has no maturity date. We may redeem the Series A Preferred Stock at our option:

•	in whole, but not in part, at any time prior to March 15, 2024, within 90 days after the occurrence of a “rating agency event,” at a redemption price equal to $25,500 per share of the Series A Preferred Stock (equivalent to $25.50 per Depositary Share), plus an amount equal to any dividends per share that have been declared but not paid prior to the redemption date (with no amount in respect of any dividends that have not been declared prior to such date), or
•	(i) in whole, but not in part, at any time prior to March 15, 2024, within 90 days after the occurrence of a “regulatory capital event,” or (ii) in whole or in part, from time to time, on or after March 15, 2024, in each case, at a redemption price equal to $25,000 per share of the Series A Preferred Stock (equivalent to $25.00 per Depositary Share), plus an amount equal to any dividends per share that have been declared but not paid prior to the redemption date (with no amount in respect of any dividends that have not been declared prior to such date).
For purposes of this section, “rating agency event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Series A Preferred Stock, which amendment, clarification or change results in:

•	the shortening of the length of time the Series A Preferred Stock is assigned a particular level of equity credit by that rating agency as compared to the length of time it would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series A Preferred Stock; or
•	the lowering of the equity credit (including up to a lesser amount) assigned to the Series A Preferred Stock by that rating agency as compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Series A Preferred Stock.
For purposes of this section, “regulatory capital event” means our good faith determination that, as a result of:

•	any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States or any other governmental agency or instrumentality as may then have group-wide oversight of AIG’s regulatory capital that is enacted or becomes effective after the initial issuance of the Series A Preferred Stock,
•	any proposed amendment to, or change in, those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Series A Preferred Stock, or
•	any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations that is announced after the initial issuance of the Series A Preferred Stock, there is more than an insubstantial risk that the full liquidation preference (as defined below) per share of the Series A Preferred Stock outstanding from time to time would not qualify as capital (or a substantially similar concept) for purposes of any group capital standard to which we are or will be subject.
In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed will be selected either pro rata from the holders of record of the Series A Preferred Stock in proportion to the number of shares of the Series A Preferred Stock held by such holders or by lot. Subject to the provisions of the certificate of designations relating to the Series A Preferred Stock, our board (or a duly authorized committee of the board) will have full power and authority to prescribe the terms and conditions on which shares of the Series A Preferred Stock will be redeemed from time to time. If we will have issued certificates for the Series A Preferred Stock and fewer than all shares represented by any certificates are redeemed, new certificates will be issued representing the unredeemed shares without charge to the holders thereof.
The Series A Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Holders of the Series A Preferred Stock have no right to require redemption of any shares of the Series A Preferred Stock.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of the affairs of AIG, whether voluntary or involuntary, before any distribution or payment out of our assets may be made to or set aside for the holders of any junior stock, holders of the Series A Preferred Stock will be entitled to receive out of our assets legally available for distribution to our stockholders an amount equal to the stated amount per share, together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment (without any amount in respect of dividends that have not been declared prior to such payment date) (for purposes of this section, the “liquidation preference”).
If our assets are not sufficient to pay the liquidation preference in full to all holders of the Series A Preferred Stock and all holders of any class or series of our stock that ranks on a parity with the Series A Preferred Stock in the distribution of assets on liquidation, dissolution or winding up of AIG (for purposes of this section, the “liquidation preference parity stock”), the amounts paid to the holders of the Series A Preferred Stock and to the holders of all liquidation preference parity stock will be pro rata in accordance with the respective aggregate liquidation preferences of the Series A Preferred Stock and all such liquidation preference parity stock. In any such distribution, the “liquidation preference” of any holder of our stock other than the Series A Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including an amount equal to any declared but unpaid dividends in the case of any holder of stock on which dividends accrue on a noncumulative basis and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not earned or declared, as applicable. If the liquidation preference has been paid in full to all holders of the Series A Preferred Stock and all holders of any liquidation preference parity stock, the holders of junior stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
For purposes of the liquidation rights, the merger, consolidation or other business combination of us with or into any other corporation, including a transaction in which the holders of the Series A Preferred Stock receive cash or property for their shares, or the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our assets, will not constitute a liquidation, dissolution or winding up of AIG.

Voting Rights
Except as indicated below or otherwise required by law, the holders of the Series A Preferred Stock do not have any voting rights.
Right to Elect Two Directors on Nonpayment of Dividends
If and whenever dividends payable on the Series A Preferred Stock or any class or series of dividend parity stock having voting rights equivalent to those described in this paragraph (for purposes of this section, “voting parity stock”) have not been declared and paid (or, in the case of voting parity stock bearing dividends on a cumulative basis, will be in arrears) in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive) (for purposes of this section, a “nonpayment event”), the number of directors then constituting our board will be automatically increased by two and the holders of the Series A Preferred Stock, together with the holders of any outstanding voting parity stock then entitled to vote for additional directors, voting together as a single class in proportion to their respective stated amounts, will be entitled to elect the two additional directors (for purposes of this section, the “preferred stock directors”); provided that our board will at no time include more than two preferred stock directors (including, for purposes of this limitation, all directors that the holders of any series of voting preferred stock are entitled to elect pursuant to like voting rights).
In the event that the holders of the Series A Preferred Stock and such other holders of voting parity stock will be entitled to vote for the election of the preferred stock directors following a nonpayment event, such directors will be initially elected following such nonpayment event only at a special meeting called at the request of the holders of record of at least 20% of the stated amount of the Series A Preferred Stock and each other series of voting parity stock then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of our stockholders, in which event such election will be held only at such next annual or special meeting of stockholders), and at each subsequent annual meeting of our stockholders. Such request to call a special meeting for the initial election of the preferred stock directors after a nonpayment event will be made by written notice, signed by the requisite holders of the Series A Preferred Stock or voting parity stock, and delivered to our secretary, or as may otherwise be required or permitted by applicable law. If our secretary fails to call a special meeting for the election of the preferred stock directors within 20 days of receiving proper notice, any holder of the Series A Preferred Stock may call such a meeting at our expense solely for the election of the preferred stock directors, and for this purpose and no other (unless provided otherwise by applicable law) such Series A Preferred Stock holder will have access to our stock ledger.
When (i) dividends have been paid regularly on the Series A Preferred Stock for at least one year after a nonpayment event, and (ii) the rights of holders of any voting parity stock to participate in electing the preferred stock directors will have ceased, the right of holders of the Series A Preferred Stock to participate in the election of preferred stock directors will cease (but subject always to the revesting of such voting rights in the case of any future nonpayment event), the terms of office of all the preferred stock directors will immediately terminate, and the number of directors constituting our board will automatically be reduced accordingly.

Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and voting parity stock, when they have the voting rights described above (voting together as a single class in proportion to their respective stated amounts). The preferred stock directors elected at any such special meeting will hold office until the next annual meeting of the stockholders if such office will not have previously terminated as above provided. In case any vacancy will occur among the preferred stock directors, a successor will be elected by our board to serve until the next annual meeting of the stockholders on the nomination of the then remaining preferred stock director or, if no preferred stock director remains in office, by the vote of the holders of record of a majority of the outstanding shares of the Series A Preferred Stock and such voting parity stock for which dividends have not been paid, voting as a single class in proportion to their respective stated amounts. The preferred stock directors will each be entitled to one vote per director on any matter that will come before our board for a vote.
Other Voting Rights
So long as any shares of the Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our amended and restated certificate of incorporation, the vote or consent of the holders of at least two thirds of the shares of the Series A Preferred Stock at the time outstanding, voting together with any other series of preferred stock that would be adversely affected in substantially the same manner and entitled to vote as a single class in proportion to their respective stated amounts (to the exclusion of all other series of preferred stock), given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•
Amendment of Certificate of Incorporation or By-laws. Any amendment, alteration or repeal of any provision of our amended and restated certificate of incorporation or by-laws that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; provided that the amendment of the amended and restated certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any class or series of stock that does not rank senior to the Series A Preferred Stock in either the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of AIG will not be deemed to affect adversely the voting powers, preferences or special rights of the Series A Preferred Stock;

•
Authorization of Senior Stock. Any amendment or alteration of the amended and restated certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock ranking senior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of AIG; or

•
Share Exchanges, Reclassifications, Mergers and Consolidations and Other Transactions. Any consummation of  (x) a binding share exchange or reclassification involving the Series A Preferred Stock, (y) a merger or consolidation of AIG with another entity (whether or not a corporation), or (z) a conversion, transfer, domestication or continuance of AIG into another entity or an entity organized under the laws of another jurisdiction, unless in each case (A) the shares of the Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, or any such conversion, transfer, domestication or continuance, the shares of Series A Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required will be effected, all outstanding shares of the Series A Preferred Stock have been redeemed or called for redemption on proper notice and sufficient funds have been set aside by us for the benefit of the holders of the Series A Preferred Stock to effect the redemption.

Under current provisions of the Delaware General Corporation Law, the holders of issued and outstanding preferred stock are entitled to vote as a class, with the consent of the majority of the class being required to approve an amendment to our amended and restated certificate of incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class or increase or decrease the par value of the shares of such class.
Transfer Agent and Registrar
Equiniti Trust Company is the transfer agent and registrar for the Series A Preferred Stock.
Description of the Depositary Shares
As described above under “Description of the Series A Preferred Stock”, we issued fractional interests in shares of the Series A Preferred Stock in the form of the Depositary Shares. Each Depositary Share represents a 1/1,000th interest in a share of the Series A Preferred Stock, and is evidenced by a depositary receipt. The shares of the Series A Preferred Stock represented by the Depositary Shares are deposited under a deposit agreement among us, Equiniti Trust Company, as the Depositary, and the holders from time to time of the depositary receipts evidencing the Depositary Shares. Subject to the terms of the deposit agreement, each holder of Depositary Shares is entitled, through the Depositary, in proportion to the applicable fraction of a share of the Series A Preferred Stock represented by such Depositary Shares, to all the rights and preferences of the Series A Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).
Dividends and Other Distributions
The Depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A Preferred Stock to the record holders of the Depositary Shares in proportion to the number of the Depositary Shares held by each holder on the relevant record date. The Depositary will distribute any property received by it other than cash to the record holders of the Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the Depositary Shares in proportion to the number of the Depositary Shares they hold.
Record dates for the payment of dividends and other matters relating to the Depositary Shares are the same as the corresponding record dates for the Series A Preferred Stock.
The amounts distributed to holders of the Depositary Shares will be reduced by any amounts required to be withheld by the Depositary or by us on account of taxes or other governmental charges.
Redemption of the Depositary Shares
If we redeem the Series A Preferred Stock represented by the Depositary Shares, in whole or in part, a corresponding number of Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption of the Series A Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to 1/1,000th of the redemption price per share payable with respect to the Series A Preferred Stock, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of the Series A Preferred Stock. Whenever we redeem shares of the Series A Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of the Depositary Shares representing shares of the Series A Preferred Stock so redeemed.
In case of any redemption of less than all of the outstanding Depositary Shares, the Depositary Shares to be redeemed will be selected by the Depositary pro rata or by lot. In any such case, the Depositary will redeem the Depositary Shares only in increments of 1,000 shares and any integral multiple thereof.

Voting of the Depositary Shares
When the Depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the Depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the Depositary Shares. Each record holder of Depositary Shares on the record date, which is the same date as the record date for the Series A Preferred Stock, may instruct the Depositary to vote the amount of the Series A Preferred Stock represented by the holder’s Depositary Shares. Although each Depositary Share is entitled to 1/1,000th of a vote, the Depositary can only vote whole shares of Series A Preferred Stock. To the extent possible, the Depositary will vote the amount of the Series A Preferred Stock represented by the Depositary Shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the Depositary determines are necessary to enable the Depositary to vote as instructed. If the Depositary does not receive specific instructions from the holders of any Depositary Shares, it will not vote the amount of the Series A Preferred Stock represented by such Depositary Shares.
Form of the Depositary Shares
The Depositary Shares were issued in book-entry form through DTC. The Series A Preferred Stock is issued in registered form to the Depositary.
Depositary
Equiniti Trust Company is the Depositary for the Depositary Shares.
III. 4.875% Series A-3 Junior Subordinated Debentures
The following description of the 4.875% Series A-3 Junior Subordinated Debentures (“Series A-3 Junior Subordinated Debentures”), is a summary and does not purport to be complete. It is qualified in its entirety by reference to the Junior Subordinated Indenture, dated as of March 13, 2007 (as supplemented, the “Junior Subordinated Indenture”), between American International Group, Inc. and The Bank of New York Mellon, as trustee, which is supplemented by the Third Supplemental Indenture, dated as of March 15, 2007. We encourage you to read the above referenced indenture, as supplemented, for additional information.
General
The Series A-3 Junior Subordinated Debentures were originally issued in an initial aggregate principal amount of €1,000,000,000. We may, without the consent of the holders of the Series A-3 Junior Subordinated Debentures, increase the principal amount of the Series A-3 Junior Subordinated Debentures by issuing additional debentures on the same terms and conditions (except that the initial public offering price, issue date and initial interest payment date may vary) and with the same CUSIP number, ISIN and common code as the Series A-3 Junior Subordinated Debentures, provided that the total principal amount of Series A-3 Junior Subordinated Debentures outstanding may not exceed €2,000,000,000 and any further issues must be fungible for United States federal income tax purposes.

We will be required to repay the principal amount of the Series A-3 Junior Subordinated Debentures on March 15, 2037, or, if that date is not a business day, on the next business day (for purposes of this section, the “scheduled maturity date”) only to the extent that we have sold “qualifying capital securities” during a 180-day period ending on a notice date not more than 30 or less than 10 business days prior to the scheduled maturity date. We will use our commercially reasonable efforts, subject to “market disruption events,” to sell enough qualifying capital securities to permit repayment of the Series A-3 Junior Subordinated Debentures in full on the scheduled maturity date. If any amount is not paid on the scheduled maturity date, it will remain outstanding and continue to bear interest at a floating rate and we will continue to use our commercially reasonable efforts to sell enough qualifying capital securities to permit the repayment of any remaining principal amount of the Series A-3 Junior Subordinated Debentures in full. On March 15, 2067, we must pay any remaining principal and interest on the Series A-3 Junior Subordinated Debentures in full whether or not we have sold qualifying capital securities. The Series A-3 Junior Subordinated Debentures are our unsecured, subordinated obligations and are junior in right of payment to all of our existing and future senior and subordinated indebtedness. The Series A-3 Junior Subordinated Debentures rank pari passu with our Series A-1, Series A-6 and Series A-9 Junior Subordinated Debentures (as used in this section, the “outstanding parity securities”).
The Series A-3 Junior Subordinated Debentures were issued in fully registered form and in denominations that are even multiples of €50,000.
Interest
The Series A-3 Junior Subordinated Debentures bore interest from and including March 15, 2007 to but excluding March 15, 2017, at the annual rate of 4.875%, payable annually in arrears on March 15 of each year. Commencing on March 15, 2017, the Series A-3 Junior Subordinated Debentures will bear interest from and including March 15, 2017 at a rate equal to three-month EURIBOR plus 1.73%, each payable quarterly in arrears on each March 15, June 15, September 15 and December 15. We refer to these dates as “interest payment dates” and we refer to the period beginning on and including March 15, 2007 and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date as an “interest period.” The amount of interest payable for any interest period will be computed on the basis of a 360-day year and the actual number of days elapsed. In the event that any interest payment date would otherwise fall on a day that is not a business day, that interest payment date will be postponed to the next day that is a business day; however, if the postponement would cause the day to fall in the next calendar month, the interest payment date will instead be brought forward to the immediately preceding business day.
Accrued interest that is not paid on the applicable interest payment date will bear additional interest, to the extent permitted by law, at the interest rate in effect from time to time, from the relevant interest payment date, compounded on each subsequent interest payment date.

For the purposes of calculating interest due on the Series A-3 Junior Subordinated Debentures after March 15, 2017:

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“Three-month EURIBOR,” with respect to any quarterly interest period, will be the rate (expressed as a percentage per annum) for deposits in euro for a three-month period that appears on Reuters Screen EURIBOR01 as of 11:00 a.m., Brussels time, on the second TARGET settlement day (as defined below for purposes of this section) immediately preceding the first day of such interest period. If the Reuters Screen EURIBOR01 does not include such a rate or is unavailable on such date, the calculation agent (as defined below for purposes of this section) will request the principal London office of each of four major banks in the Euro-zone inter-bank market, as selected by the calculation agent (after consultation with us), to provide such bank’s offered quotation (expressed as a percentage per annum) as of approximately 11:00 am., Brussels time, on such date, to prime banks in the Euro-zone inter-bank market for deposits in an amount in euro that is representative for a single transaction in such market and for a three-month period beginning on the day that is two TARGET settlement days after such date. If at least two such offered quotations are so provided, the rate for the interest period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the calculation agent will request each of three major banks in London, as selected by the calculation agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such date. Rates quoted will be for loans in euro to leading European banks for a three-month period beginning on the day that is two TARGET settlement days after such date based on a principal amount that is representative of a single transaction in that market at that time. If at least two such rates are so provided, the rate for the interest period will be the arithmetic mean of such rates. If fewer than two such rates are so provided then the rate for the interest period will be the rate in effect with respect to the immediately preceding interest period, or, in the case of the quarterly interest period beginning on March 15, 2017, three-month EURIBOR will be 3.879%.

•	“Calculation agent” means AIG Financial Products Corp., or any other firm appointed by us, acting as calculation agent.
•	A “TARGET settlement day” means a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.
•	“Reuters Screen EURIBOR01” means the display designated on Reuters Screen EURIBOR01 or any successor service or page for the purpose of displaying EURIBOR offered rates of major banks, as determined by the calculation agent.
All percentages resulting from any calculation of three-month EURIBOR will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (for example, 9.876541% (or .09876541) would be rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) would be rounded up to 9.87655% (or .0987655)). All amounts used in or resulting from any calculation will be rounded upward or downward, as appropriate, to the nearest cent, with one-half cent or more being rounded upward. The establishment of three-month EURIBOR for each interest period by the calculation agent shall (in the absence of manifest error) be final and binding.
In determining three-month EURIBOR during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market. Those reference banks and dealers may include the calculation agent itself and our other affiliates.

Option to Defer Interest Payments
We may elect at one or more times to defer payment of interest on the Series A-3 Junior Subordinated Debentures for one or more consecutive interest periods that do not exceed 10 years. We may defer payment of interest prior to, on or after the scheduled maturity date. We may not defer interest beyond March 15, 2067 or the earlier redemption date of any Series A-3 Junior Subordinated Debentures being redeemed. We currently do not intend to exercise our option to defer interest on the Series A-3 Junior Subordinated Debentures.
Deferred interest on the Series A-3 Junior Subordinated Debentures will bear interest at the then applicable interest rate, compounded on each interest payment date, subject to applicable law. As used in this section, a “deferral period” refers to the period beginning on an interest payment date with respect to which we elect to defer interest and ending on the earlier of (i) the tenth anniversary of that interest payment date and (ii) the next interest payment date on which we have paid all accrued and previously unpaid interest on the Series A-3 Junior Subordinated Debentures.
We have agreed in the Junior Subordinated Indenture that:

•	immediately following the first interest payment date during the deferral period on which we elect to pay current interest or, if earlier, the fifth anniversary of the beginning of the deferral period, we will be required to use commercially reasonable efforts to sell “common stock,” “qualifying warrants” and “qualifying non-cumulative preferred stock” pursuant to the alternative payment mechanism, unless we have delivered notice of a “market disruption event,” and apply the “eligible proceeds,” as these terms are defined in the Third Supplemental Indenture to the Junior Subordinated Indenture, to the payment of any deferred interest (and compounded interest) on the next interest payment date, and this requirement will continue in effect until the end of the deferral period; and
•	we will not pay deferred interest on the Series A-3 Junior Subordinated Debentures (and compounded interest thereon) prior to the final maturity date from any source other than eligible proceeds, unless otherwise required by an applicable regulatory authority, the deferral period is terminated on the interest payment date following certain business combinations described below or an event of default has occurred and is continuing.
We may pay current interest at all times from any available funds.
If we are involved in a merger, consolidation, amalgamation, binding share exchange or conveyance, transfer or lease of assets substantially as an entirety to any other person or a similar transaction (a “business combination”) where immediately after the consummation of the business combination more than 50% of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to the business combination or continuing directors cease for any reason to constitute a majority of the directors of the surviving or resulting entity, then the foregoing rules will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination. For purposes of this section, “continuing director” means a director who was a director of AIG at the time the definitive agreement relating to the transaction was approved by the AIG board of directors.
Although our failure to comply with the foregoing rules with respect to the alternative payment mechanism and payment of interest during a deferral period will be a breach of the Junior Subordinated Indenture, it will not constitute an event of default under the Junior Subordinated Indenture or give rise to a right of acceleration or similar remedy.

We will give the holders of the Series A-3 Junior Subordinated Debentures and the indenture trustee written notice of our election to begin a deferral period at least one business day before the record date for the next interest payment date. However, our failure to pay interest on any interest payment date will itself constitute the commencement of a deferral period unless we pay such interest within five business days after the interest payment date, whether or not we provide a notice of deferral. A failure to pay interest will not give rise to an event of default unless we fail to pay interest, including compounded interest, in full for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period.
If we have paid all deferred interest on the Series A-3 Junior Subordinated Debentures, we can again defer interest payments on the Series A-3 Junior Subordinated Debentures as described above. The Junior Subordinated Indenture does not limit the number or frequency of interest deferral periods.
Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances
We have agreed that, so long as any Series A-3 Junior Subordinated Debentures remain outstanding, if an event of default has occurred and is continuing or we have given notice of our election to defer interest payments but the related deferral period has not yet commenced or a deferral period is continuing, then we will not, and will not permit any of our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock;
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make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that upon our liquidation rank pari passu with, or junior to, the Series A-3 Junior Subordinated Debentures; or

•
make any guarantee payments regarding any guarantee by us of the junior subordinated debt securities of any of our subsidiaries if the guarantee ranks pari passu with, or junior in interest to, the Series A-3 Junior Subordinated Debentures.

The restrictions listed above do not apply to:

•	purchases, redemptions or other acquisitions of shares of our capital stock in connection with:
• any employment benefit plan or other compensatory contract or arrangement; or the Assurance Agreement, dated as of June 27, 2005, by AIG in favor of eligible employees and relating to specified obligations of Starr International Company, Inc. (as such agreement may be amended, supplemented, extended, modified or replaced from time to time); or
• a dividend reinvestment, stock purchase plan or other similar plan;
•	any exchange or conversion of any class or series of our capital stock (or any capital stock of a subsidiary of AIG) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock; or
•	the purchase of fractional interests in shares of our capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or
•	any declaration of a dividend in connection with any stockholders’ rights plan, or the issuance of rights, equity securities or other property under any stockholders’ rights plan, or the redemption or repurchase of rights in accordance with any stockholders’ rights plan; or
•	any dividend in the form of equity securities, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to such equity securities; or
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any payment during a deferral period of current interest in respect of our debt securities that upon our liquidation rank pari passu with the Series A-3 Junior Subordinated Debentures that is made pro rata to the amounts due on such pari passu securities and on the Series A-3 Junior Subordinated Debentures and any payments of deferred interest on pari passu securities that, if not made, would cause us to breach the terms of the instrument governing such pari passu securities; or

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any payment of principal in respect of pari passu securities having an earlier scheduled maturity date than the Series A-3 Junior Subordinated Debentures, as required under a provision of such pari passu securities that is substantially the same as the repayment provisions for the Series A-3 Junior Subordinated Debentures or any such payment in respect of pari passu securities having the same scheduled maturity date as the Series A-3 Junior Subordinated Debentures that is made on a pro rata basis among one or more series of such securities and the Series A-3 Junior Subordinated Debentures; or

•	any repayment or redemption of a security necessary to avoid a breach of the instrument governing the same.
In addition, if any deferral period lasts longer than one year, neither we nor any of our subsidiaries will be permitted to purchase, redeem or otherwise acquire any securities ranking junior to or pari passu with any APM qualifying securities (for purposes of this section, as defined below under “Alternative Payment Mechanism”) the proceeds of which were used to settle deferred interest during the relevant deferral period until the first anniversary of the date on which all deferred interest has been paid, subject to the exceptions listed above. However, if we are involved in a business combination where immediately after its consummation more than 50% of the surviving or resulting entity’s voting stock is owned by the shareholders of the other party to the business combination or continuing directors cease for any reason to constitute a majority of the surviving or resulting entity’s board of directors, then the one-year restriction on repurchases described in the previous sentence will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination.

Alternative Payment Mechanism
Obligations and Limitations Applicable to All Deferral Periods
Subject to the conditions described under “Option to Defer Interest Payments” above and to the exclusions described in “Market Disruption Events” below, if we defer interest on the Series A-3 Junior Subordinated Debentures, we will be required, commencing not later than (i) the first interest payment date on which we elect to pay current interest or (ii) if earlier, the business day following the fifth anniversary of the commencement of the deferral period, to issue “APM qualifying securities,” as defined below for purposes of this section, subject to the limits described below, until we have raised an amount of “eligible proceeds,” as defined below for purposes of this section, at least equal to the aggregate amount of accrued and unpaid deferred interest on the Series A-3 Junior Subordinated Debentures. We refer to this period as the “APM period” and to this method of funding the payment of accrued and unpaid interest as the “alternative payment mechanism.”
We have agreed to apply eligible proceeds raised during any deferral period pursuant to the alternative payment mechanism to pay deferred interest on the Series A-3 Junior Subordinated Debentures.
“Eligible proceeds,” for each relevant interest payment date, means the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) that AIG has received during the 180 days prior to the related distribution date from the issuance of APM qualifying securities to persons that are not subsidiaries of AIG.
“APM qualifying securities” means common stock, qualifying warrants and qualifying non-cumulative preferred stock.
“Common stock,” under the alternative payment mechanism, means shares of AIG common stock, including treasury stock and shares of common stock sold pursuant to AIG’s dividend reinvestment plan and employee benefit plans up to the “maximum share number,” as defined below.
“Qualifying warrants” means net share settled warrants to purchase shares of common stock that:

•	have an exercise price greater than the “current stock market price” of our common stock as of their date of pricing;
•	we are not entitled to redeem for cash and the holders are not entitled to require us to repurchase for cash in any circumstances; and
•	do not entitle the holders thereof to purchase a number of shares of our common stock in excess of the then applicable “maximum warrant number,” as defined below.
We intend to issue qualifying warrants with exercise prices at least 10% above the current stock market price of our common stock on the date of pricing of the warrants. The “current stock market price” of our common stock on any date is the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which our common stock is traded. If our common stock is not listed on any U.S. securities exchange on the relevant date, the “current stock market price” will be the average of the mid-point of the bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Qualifying non-cumulative preferred stock” means our non-cumulative perpetual preferred stock that (i) contains no remedies other than “permitted remedies” and (ii)(a) is redeemable, but is subject to “intent-based replacement disclosure,” as such terms are defined in the Replacement Capital Covenant with respect to the Series A-3 Junior Subordinated Debentures, and has a provision that prohibits AIG from making any distributions thereon upon its failure to satisfy one or more financial tests set forth therein or (b) is subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the Series A-3 Junior Subordinated Debentures. We are not permitted to issue qualifying non-cumulative preferred stock for the purpose of paying deferred interest to the extent the net proceeds of such issuance applied to pay interest on the Series A-3 Junior Subordinated Debentures pursuant to the alternative payment mechanism, together with the net proceeds of all prior issuances of qualifying non-cumulative preferred stock applied during the current and all prior deferral periods, would exceed 25% of the aggregate principal amount of the Series A-3 Junior Subordinated Debentures initially issued under the junior debt indenture (the “preferred stock issuance cap”).
The “maximum share number” will initially equal 100 million and the “maximum warrant number” will initially equal 100 million. If the number of issued and outstanding shares of our common stock is changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the maximum share number and the maximum warrant number will be correspondingly adjusted. We may, at our discretion and without the consent of the holders of the Series A-3 Junior Subordinated Debentures, increase the maximum share number or the maximum warrant number or both (including through the increase of our authorized share capital, if necessary) if we determine that such increase is necessary to allow us to issue sufficient common stock and/or qualifying warrants to pay deferred interest on the Series A-3 Junior Subordinated Debentures.
Additional Limitations Applicable to the First Five Years of Any Deferral Period
We may become subject to the alternative payment mechanism prior to the fifth anniversary of the commencement of a deferral period if we elect to pay current interest prior to such date. In such event, we are not required to issue shares of common stock or qualifying warrants under the alternative payment mechanism for the purpose of paying deferred interest during the first five years of that deferral period to the extent the number of shares of common stock issued and the number of shares of common stock subject to such qualifying warrants, together with the number of shares of common stock previously issued and the number of shares of common stock subject to qualifying warrants previously issued during such deferral period to pay interest on the Series A-3 Junior Subordinated Debentures pursuant to the alternative payment mechanism would, in the aggregate, exceed 2% of the total number of issued and outstanding shares of our common stock as of the date of our then most recent publicly available consolidated financial statements (the “stock and warrant issuance cap”).

Once we reach the stock and warrant issuance cap for a deferral period, we will not be required to issue more shares of common stock or qualifying warrants under the alternative payment mechanism during the first five years of such deferral period even if the stock and warrant issuance cap subsequently increases because of a subsequent increase in the number of outstanding shares of our common stock. The stock and warrant issuance cap will cease to apply after the fifth anniversary of the commencement of any deferral period, at which point we must pay any deferred interest regardless of the time at which it was deferred, using the alternative payment mechanism, subject to the limitations described under “Obligations and Limitations Applicable to All Deferral Periods” above and any market disruption event. In addition, if the stock and warrant issuance cap is reached during a deferral period and we subsequently pay all deferred interest, the stock and warrant issuance cap will cease to apply at the termination of such deferral period, reset to zero and will not apply again unless and until we start a new deferral period. The preferred stock issuance cap, however, does not reset to zero even if we pay all deferred interest and the net proceeds from sales of qualifying non-cumulative preferred stock applied pursuant to the alternative payment mechanism during such deferral period and all prior deferral periods cumulate as qualifying non-cumulative preferred stock is issued to pay deferred interest.
Remedies and Market Disruptions
Although our failure to comply with our obligations with respect to the alternative payment mechanism will breach a covenant under the Junior Subordinated Indenture, it will not constitute an event of default thereunder or give rise to a right of acceleration or similar remedy.
If, due to a market disruption event or otherwise, we were able to raise some, but not all, eligible proceeds necessary to pay all deferred interest on any interest payment date, we will apply any available eligible proceeds to pay accrued and unpaid interest on the applicable interest payment date in chronological order based on the date each payment was first deferred, and you will be entitled to receive your pro rata share of any amounts so paid. If, in addition to the Series A-3 Junior Subordinated Debentures, other pari passu securities are outstanding under which we are obligated to sell common stock, qualifying warrants or qualifying non-cumulative preferred stock and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of the deferred interest and distributions shall be applied to the Series A-3 Junior Subordinated Debentures and those other pari passu securities on a pro rata basis up to, in the case of common stock, the stock and warrant issuance cap and the maximum share number, in the case of qualifying warrants, the stock and warrant issuance cap and the maximum warrant number and, in the case of qualifying non-cumulative preferred stock, the preferred stock issuance cap (or comparable provisions in the instruments governing those pari passu securities) in proportion to the total amounts that are due on the Series A-3 Junior Subordinated Debentures and such pari passu securities. The Series A-3 Junior Subordinated Debentures permit pro rata payments to be made on any other series so long as we deposit with our paying agent or segregate and hold in trust for payment the pro rata proceeds applicable to such series that we have not paid.

Market Disruption Events
A “market disruption event” means, for purposes of sales of APM qualifying securities pursuant to the alternative payment mechanism or sales of qualifying capital securities, as applicable (collectively, the “permitted securities”), the occurrence or existence of any of the following events or sets of circumstances:

•	trading in securities generally (or in our shares specifically) on the New York Stock Exchange or any other national securities exchange, or in the over-the-counter market, on which our capital stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant regulatory body or governmental agency having jurisdiction that materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, permitted securities;
•	we would be required to obtain the consent or approval of our stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue permitted securities and we fail to obtain that consent or approval notwithstanding our commercially reasonable efforts to obtain that consent or approval;
•
an event occurs and is continuing as a result of which the offering document for the offer and sale of permitted securities would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading, provided that one or more events described under this bullet point shall not constitute a market disruption event with respect to a period of more than 90 days in any 180-day period;

•	we reasonably believe that the offering document for the offer and the sale of permitted securities would not be in compliance with a rule or regulation of the Securities and Exchange Commission (for reasons other than those referred to in the immediately preceding bullet point) and we are unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that one or more events described under this bullet point shall not constitute a market disruption event with respect to a period of more than 90 days in any 180-day period;
•	a banking moratorium shall have been declared by the federal or state authorities of the United States that results in a disruption of any of the markets on which our securities are trading;
•	a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States;
•	the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis such that market trading in our capital stock has been materially disrupted; or
•	there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States, that materially disrupts the capital markets such as to make it, in our judgment, impracticable or inadvisable to proceed with the offer and sale of the permitted securities.

We will be excused from our obligations under the alternative payment mechanism in respect of any interest payment date if we provide written certification to the indenture trustee (which the indenture trustee will promptly forward upon receipt to each holder of record of Series A-3 Junior Subordinated Debentures) no more than 30 and no less than 10 business days in advance of that interest payment date certifying that:

•	a market disruption event occurred after the immediately preceding interest payment date; and
•	either (a) the market disruption event continued for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided or (b) the market disruption event continued for only part of this period, but we were unable after commercially reasonable efforts to raise sufficient eligible proceeds during the rest of that period to pay all accrued and unpaid interest.
We will not be excused from our obligations under the alternative payment mechanism or our obligations in connection with the repayment of principal if we determine not to pursue or complete the sale of permitted securities due to pricing, dividend rate or dilution considerations.
Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership
The Junior Subordinated Indenture provides that a holder of Series A-3 Junior Subordinated Debentures, by that holder’s acceptance of the Series A-3 Junior Subordinated Debentures, agrees that in the event of our bankruptcy, insolvency or receivership prior to the redemption or repayment of such holder’s Series A-3 Junior Subordinated Debentures, that holder of Series A-3 Junior Subordinated Debentures will only have a claim for deferred and unpaid interest (including compounded interest thereon) to the extent such interest (including compounded interest thereon) relates to the earliest two years of the portion of the deferral period for which interest has not so been paid.
Early Redemption
The Series A-3 Junior Subordinated Debentures:

•	are redeemable, in whole or in part, on any interest payment date on or after March 15, 2017, as described below;
•	are redeemable at any time, in whole but not in part, if we become obligated to pay additional amounts, as described below under “Additional Amounts”; and
•	are not subject to any sinking fund, a holder’s right to require us to purchase such holder’s Series A-3 Junior Subordinated Debentures or similar provisions.
In the case of a redemption on or after March 15, 2017, or if we become obligated to pay “additional amounts” other than as a result of an event that would, upon receipt of the opinion required under “tax event,” constitute a tax event, the redemption price will be equal to 100% of the principal amount of the Series A-3 Junior Subordinated Debentures, plus accrued interest thereon to the date of redemption.

For purposes of the above, a “tax event” means that we have requested and received an opinion of counsel experienced in such matters to the effect that, as a result of any:

•	amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the date of the prospectus supplement relating to the Series A-3 Junior Subordinated Debentures;
•	proposed change in those laws or regulations that is announced after the date of the prospectus supplement relating to the Series A-3 Junior Subordinated Debentures;
•	official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the date of the prospectus supplement relating to the Series A-3 Junior Subordinated Debentures; or
•	threatened challenge asserted in connection with an audit of us, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Series A-3 Junior Subordinated Debentures;
there is more than an insubstantial risk that interest payable by us on the Series A-3 Junior Subordinated Debentures is not, or will not be, deductible by us, in whole or in part, for United States federal income tax purposes.
If less than all of the Series A-3 Junior Subordinated Debentures are to be redeemed at any time, selection of the Series A-3 Junior Subordinated Debentures for redemption will be made by the indenture trustee under the Junior Subordinated Indenture in compliance with the rules and requirements of the New York Stock Exchange or the principal securities exchange, if any, on which the Series A-3 Junior Subordinated Debentures are listed at the time of redemption or, if the Series A-3 Junior Subordinated Debentures are not so listed or that exchange prescribes no method of selection, on a pro rata basis, by lot or by such other method as the indenture trustee may deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any Series A-3 Junior Subordinated Debenture; provided that Series A-3 Junior Subordinated Debentures with a principal amount of €50,000 or less will not be redeemed in part.
We will issue a notice of redemption at least 10 but not more than 60 days before the redemption date. If any Series A-3 Junior Subordinated Debentures are to be redeemed in part only, the notice of redemption will state the portion of the principal amount thereof to be redeemed. A new Series A-3 Junior Subordinated Debenture in principal amount equal to the unredeemed portion thereof will be issued and delivered to the indenture trustee, or its nominee, or, in the case of Series A-3 Junior Subordinated Debentures in definitive form, issued in the name of the holder thereof, in each case upon cancellation of the original Series A-3 Junior Subordinated Debenture.
Additional Amounts
Subject to the exemptions and limitations set forth below, we will pay additional amounts (“additional amounts”) on the Series A-3 Junior Subordinated Debentures with respect to any beneficial owner of the Series A-3 Junior Subordinated Debentures that is a non U.S. person to ensure that each net payment to that non U.S. person on the Series A-3 Junior Subordinated Debentures that it beneficially owns will not be less, due to the payment of U.S. withholding tax, than the amount then otherwise due and payable. For this purpose, a “net payment” on a Series A-3 Junior Subordinated Debenture means a payment by us or any paying agent, including payment of principal and interest, after deduction for any present or future tax, assessment, or other governmental charge on the additional amounts. As used in this section, “U.S.” means the United States of America, including each state of the United States and the District of Columbia, its territories, its possessions, and other areas within its jurisdiction. Additional amounts are included in the interest on the Series A-3 Junior Subordinated Debentures.

We will not be required to make any payment of any tax, assessment or other governmental charge imposed by any government, political subdivision, or taxing authority of that government, except as provided in the prior paragraph. In addition, if we become obligated to pay additional amounts, other than as a result of an event that would, upon receipt of the opinion required under “tax event,” constitute a tax event, we may redeem the Series A-3 Junior Subordinated Debentures at any time in whole but not in part at 100% of their principal amount plus accrued and unpaid interest through the date of redemption as described above under “Early Redemption.”
We will not be required to pay additional amounts, however, in any of the circumstances described in items (1) through (13) below.
(1) Additional amounts will not be payable if a payment on the Series A-3 Junior Subordinated Debentures is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	having a relationship with the U.S. as a citizen, resident, or otherwise;
•	having had such a relationship in the past; or
•	being considered as having had such a relationship.
(2) Additional amounts will not be payable if a payment on the Series A-3 Junior Subordinated Debentures is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner:

•	being treated as present in or engaged in a trade or business in the U.S.;
•	being treated as having been present in or engaged in a trade or business in the U.S. in the past; or
•	having or having had a permanent establishment in the U.S.
(3) Additional amounts will not be payable if a payment on the Series A-3 Junior Subordinated Debentures is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being or having been a:

•	personal holding company;
•	foreign private foundation or other foreign tax-exempt organization;
•	passive foreign investment company;
•	controlled foreign corporation; or
•	corporation that has accumulated earnings to avoid U.S. federal income tax.
(4) Additional amounts will not be payable if a payment on the Series A-3 Junior Subordinated Debentures is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner owning or having owned, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote.
(5) Additional amounts will not be payable if a payment on the Series A-3 Junior Subordinated Debentures is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing Series A-3 Junior Subordinated Debentures in the ordinary course of its lending business or (ii) that is neither (A) buying the Series A-3 Junior Subordinated Debentures for investment purposes only nor (B) buying the Series A-3 Junior Subordinated Debentures for resale to a third-party that either is not a bank or holding the Series A-3 Junior Subordinated Debentures for investment purposes only.

For purposes of items (1) through (5) above, “beneficial owner” includes a fiduciary, settlor, partner, member, shareholder or beneficiary of the holder if the holder is an estate, trust, partnership, limited liability company, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder.
(6) Additional amounts will not be payable to any beneficial owner of a Series A-3 Junior Subordinated Debenture that is:

•	a fiduciary;
•	a partnership;
•	a limited liability company;
•	another fiscally transparent entity; or
•	not the sole beneficial owner of the Series A-3 Junior Subordinated Debenture, or any portion thereof.
However, this exception to the obligation to pay additional amounts will apply only to the extent that a beneficiary or settlor in relation to the fiduciary, or a beneficial owner, partner, or member of the partnership, limited liability company or other fiscally transparent entity, would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner, partner, or member received directly its beneficial or distributive share of the payment.
(7) Additional amounts will not be payable if a payment on the Series A-3 Junior Subordinated Debentures is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of the beneficial owner or any other person to comply with applicable certification, identification, documentation or other information reporting requirements. This exception to the obligation to pay additional amounts will apply only if compliance with these reporting requirements is required as a precondition to exemption from such tax, assessment or other governmental charge by statute or regulation of the U.S. or by an applicable income tax treaty to which the U.S. is a party.
(8) Additional amounts will not be payable if a payment on the Series A-3 Junior Subordinated Debentures is reduced as a result of any tax, assessment or other governmental charge that is collected or imposed by any method other than by withholding from a payment on the applicable Series A-3 Junior Subordinated Debentures by us or any withholding agent (within the meaning of the applicable rules).
(9) Additional amounts will not be payable if a payment on the Series A-3 Junior Subordinated Debentures is reduced as a result of any tax, assessment or other governmental charge that is imposed or withheld by reason of the presentation by the beneficial owner for payment more than 30 days after the date on which such payment becomes due or is duly provided for, whichever occurs later.

(10) Additional amounts will not be payable if a payment on the Series A-3 Junior Subordinated Debentures is reduced as a result of any:

•	estate tax;
•	inheritance tax;
•	gift tax;
•	sales tax;
•	excise tax;
•	transfer tax;
•	wealth tax;
•	personal property tax; or
•	similar tax, assessment, withholding, deduction or other governmental charge.
(11) Additional amounts will not be payable if a payment on the Series A-3 Junior Subordinated Debentures is reduced as a result of any tax, assessment or other governmental charge required to be withheld by any withholding agent (within the meaning of the applicable rules) from a payment of principal or interest on the Series A-3 Junior Subordinated Debentures if that payment can be made without such withholding by any other withholding agent.
(12) Additional amounts will not be payable if a payment on the Series A-3 Junior Subordinated Debentures is reduced as a result of any tax, assessment or other governmental charge that is required to be made pursuant to any EU Directive on the taxation of savings income or any law implementing or complying with, or introduced to conform to, any such Directive.
(13) Additional amounts will not be payable if a payment on the Series A-3 Junior Subordinated Debentures is reduced as a result of any combination of items (1) through (12) above.
As used in this section the term “non U.S. person” means any person who, for U.S. federal income tax purposes is:

•	a nonresident alien individual;
•	a foreign corporation;
•	a foreign partnership, one or more of the members of which, for U.S. federal income tax purposes, is a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust; or
•	a nonresident alien fiduciary of an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from a Series A-3 Junior Subordinated Debenture.
Events of Default
The following events are “events of default” with respect to the Series A-3 Junior Subordinated Debentures:

•	default in the payment of interest, including compounded interest, in full on the Series A-3 Junior Subordinated Debentures for a period of 30 days after the conclusion of a 10-year period following the commencement of any deferral period; or
•	default in the payment of the principal on the Series A-3 Junior Subordinated Debentures at the final maturity date or upon a call for redemption; or
•	certain events of bankruptcy, insolvency and reorganization involving AIG.

Remedies If an Event of Default Occurs
All remedies available upon the occurrence of an event of default under the junior debt indenture will be subject to the restrictions described below under “Subordination.” If an event of default occurs, the indenture trustee will have special duties. In that situation, the indenture trustee will be obligated to use its rights and powers under the junior debt indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an event of default of the type described in the first bullet point in the definition of that term has occurred and has not been cured, the indenture trustee or the holders of at least 25% in principal amount of the Series A-3 Junior Subordinated Debentures may declare the entire principal amount of all the then outstanding Series A-3 Junior Subordinated Debentures to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default described in the third bullet point in the definition has occurred, the principal amount of all then outstanding Series A-3 Junior Subordinated Debentures will immediately become due and payable. In the case of any other default or breach of the Junior Subordinated Indenture by AIG, including an event of default under the second bullet point in the definition of that term, there is no right to declare the principal amount of the Series A-3 Junior Subordinated Debentures immediately due and payable.
The holders of a majority in aggregate outstanding principal amount of Series A-3 Junior Subordinated Debentures may, on behalf of the holders of all the Series A-3 Junior Subordinated Debentures waive any default or event of default, except an event of default under the second or third bullet point above or a default with respect to a covenant or provision which under the Junior Subordinated Indenture cannot be modified or amended without the consent of the holder of each outstanding Series A-3 Junior Subordinated Debenture.
Except in cases of an event of default, where the indenture trustee has the special duties described above, the indenture trustee is not required to take any action under the junior debt indenture at the request of any holders unless the holders offer the indenture trustee reasonable protection from expenses and liability called an indemnity. If indemnity reasonably satisfactory to the indenture trustee is provided, the holders of a majority in principal amount of the outstanding Series A-3 Junior Subordinated Debentures may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the indenture trustee. These majority holders may also direct the indenture trustee in performing any other action under the Junior Subordinated Indenture with respect to the Series A-3 Junior Subordinated Debentures.
Before holders bypass the indenture trustee and bring their own lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests under the Junior Subordinated Indenture, the following must occur:

•	a holder of the Series A-3 Junior Subordinated Debentures must give the indenture trustee written notice that an event of default has occurred and remains uncured;
•	the holders of 25% in principal amount of all Series A-3 Junior Subordinated Debentures must make a written request that the indenture trustee take action because of the default, and they must offer reasonable indemnity to the indenture trustee against the cost, expenses and liabilities of taking that action; and
•	the indenture trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.
We will give to the indenture trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Junior Subordinated Indenture, or else specifying any default.

Subordination
Holders of the Series A-3 Junior Subordinated Debentures should recognize that contractual provisions in the junior debt indenture may prohibit us from making payments on the Series A-3 Junior Subordinated Debentures. The Series A-3 Junior Subordinated Debentures are subordinate and junior in right of payment, to the extent and in the manner stated in the junior debt indenture, to all of our senior debt, as defined in the Junior Subordinated Indenture.
The Junior Subordinated Indenture defines “senior debt” as all indebtedness and obligations of, or guaranteed or assumed by, us:

•	for borrowed money;
•	evidenced by bonds, debentures, notes or other similar instruments; and
•	that represent obligations to policyholders of insurance or investment contracts in each case, whether existing now or in the future, and all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations of that kind. Senior debt will also include: any subordinated or junior subordinated debt that by its terms is not expressly pari passu or subordinated to the Series A-3 Junior Subordinated Debentures; all guarantees of securities issued by any trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing vehicle; and intercompany debt. The Series A-3 Junior Subordinated Debentures will rank pari passu with the outstanding parity securities. The junior debt indenture does not restrict or limit in any way our ability to incur senior debt.
Senior debt excludes:

•	trade accounts payable and accrued liabilities arising in the ordinary course of business; and
•	the outstanding parity securities and any other indebtedness, guarantee or other obligation that is specifically designated as being subordinate, or not superior, in right of payment to the Series A-3 Junior Subordinated Debentures.
As a result, except upon the occurrence of an event described in the next paragraph, the Series A-3 Junior Subordinated Debentures will rank equally with trade accounts payable and accrued liabilities.
The Junior Subordinated Indenture provides that, unless all principal of and any premium or interest on the senior debt has been paid in full, no payment or other distribution may be made with respect to any Series A-3 Junior Subordinated Debentures in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or
•	any event of default with respect to any senior debt for borrowed money having at the relevant time an aggregate outstanding principal amount of at least $100 million has occurred and is continuing and has been accelerated (unless the event of default has been cured or waived or ceased to exist and such acceleration has been rescinded); or
•	in the event the Series A-3 Junior Subordinated Debentures have been declared due and payable prior to March 15, 2067.
If the indenture trustee under the Junior Subordinated Indenture or any holders of the Series A-3 Junior Subordinated Debentures receive any payment or distribution that is prohibited under the subordination provisions, then the indenture trustee or the holders will have to repay that money to the holders of the senior debt.

The subordination provisions do not prevent the occurrence of an event of default. This means that the indenture trustee under the Junior Subordinated Indenture and the holders of the Series A-3 Junior Subordinated Debentures can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.
Concerning the Trustee
The Bank of New York Mellon is the trustee under the Junior Subordinated Indenture and also the paying agent and the transfer agent and registrar for the Series A-3 Junior Subordinated Debentures. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon or its affiliates.
Payment and Paying Agents
The paying agent for the Series A-3 Junior Subordinated Debentures will initially be the indenture trustee.
Notices
We and the indenture trustee will send notices regarding the Series A-3 Junior Subordinated Debentures only to holders, using their addresses as listed in the indenture trustee’s records.
Governing Law
The Junior Subordinated Indenture and the Series A-3 Junior Subordinated Debentures are governed by, and construed in accordance with, the laws of the State of New York.